Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

FuelCell Energy, Inc.

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-272990, 333-255131, 333-238609, 333-224154, 333-217250, 333-211092, 333-195848, 333-181021, 333-177045, 333-166164 and 333-140168) and on Form S-3 (Nos. 333-274971, 333-249139, 333-239540, 333-226792, 333-215530, 333-201428, 333-201427, 333-187290, 333-185221 and 333-166565) of our report dated December 19, 2023, with respect to the consolidated financial statements of FuelCell Energy, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Hartford, Connecticut
December 19, 2023